Exhibit 99.1

Company Contact:	Media Contacts:
Andrew Wiseman, Ph.D.	Virginia Amann or Trista Morrison
Sr. Director of Business Development	Porter Novelli Life Sciences
and Investor Relations	for La Jolla Pharmaceutical Company
La Jolla Pharmaceutical Company	608-274-6046 or 858-527-3490
858-646-6615	vamann@pnlifesciences.com
andrew.wiseman@ljpc.com	tmorrison@pnlifesciences.com
LA JOLLA PHARMACEUTICAL ANNOUNCES APPOINTMENT OF
DEIRDRE Y. GILLESPIE AS NEW CHIEF EXECUTIVE OFFICER
     SAN DIEGO, CA, March 15, 2006 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced that Deirdre Y. Gillespie, M.D. has been appointed to serve as the new Chief Executive Officer of the Company following the resignation of Steven B. Engle on March 14, 2006. Dr. Gillespie, who also joined the board of directors, has 20 years of executive management and clinical experience in biotechnology and pharmaceuticals, and most recently was the President and CEO of Oxxon Therapeutics, Inc.
     The Company also announced that its board of directors has appointed Craig R. Smith, M.D., a current independent director, to serve as Chairman of the board. Dr. Smith will take over the responsibilities currently carried out by the Company’s Lead Independent Director, Stephen M. Martin, who will remain on the board. In light of the appointment of an independent Chairman, the position of lead independent director will be suspended.
     “We are extremely pleased that Dr. Gillespie will be applying her depth of experience in life sciences companies to La Jolla Pharmaceutical,” said Dr. Smith. “We are confident that her excellent management and clinical skills will enable us to continue our efforts to obtain marketing approval for Riquent® as we remain focused on this critical goal both for the Company and lupus patients.”
     At privately-held Oxxon, Dr. Gillespie led the company through the successful completion of initial Phase 2 trials of two novel immunotherapeutics. Before joining Oxxon in 2001, Dr. Gillespie was the Chief Operating Officer and Chief Business Officer of Vical, Inc. Prior to that, she held executive positions at 3-Dimensional Pharmaceuticals in Business Development, the DuPont Merck Pharmaceutical Company in Worldwide Product Planning and Marketing, and Sandoz (now Novartis) in Clinical Development. She currently serves as a Trustee of The Forsyth Institute, a biomedical research facility in Boston, MA. Dr. Gillespie received her M.B.A. from London Business School and her M.D. and B.Sc. from London University.
     Dr. Smith has been a director of the Company since 2004 and is currently the President of Williston Consulting, a pharmaceutical and biotechnology advisory firm. He is the former Chairman, President and CEO of Guilford Pharmaceuticals. Before retiring from Guilford in 2004, Dr. Smith led its growth into a fully integrated pharmaceutical company with two marketed products and two products in Phase 3 clinical trials. Prior to joining Guilford in 1993, Dr. Smith was a senior executive at Centocor, Inc. and served on the faculty of the Department of Medicine at Johns Hopkins Medical School. Dr. Smith is the Chair of the Advisory Council for the Institute of Basic Biomedical Sciences at Johns Hopkins University and a member of the board of directors of several public and private pharmaceutical companies. Dr. Smith holds an M.D. from the State University of New York at Buffalo and trained in Internal Medicine at Johns Hopkins Hospital.
     “In addition to promising clinical data for Riquent, the Company has an Approvable Letter from the FDA, a manufacturing facility that has passed an FDA pre-approval inspection, and approximately $62 million in net proceeds from its recent stock and warrant offering. These factors provide us with an opportunity to drive the current clinical trial of Riquent forward with the goal of providing a new treatment for lupus, a devastating disease with few treatment options, to market,” said Dr. Gillespie. “I am committed to advancing the current trial and maintaining the Company’s focus on obtaining marketing approval for Riquent.”
     Dr. Smith added, “The Board is grateful to Steve for his many years of dedicated service to the Company, its stockholders and lupus patients. During his term, Steve was instrumental in securing an Approvable Letter from the FDA for Riquent and in moving our organization forward during a number of challenging times. We wish him well in his future endeavors.”
     La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.
     The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our SSAO inhibitor program is at a very early stage of development and involves comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date in our clinical trials or animal models may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary regulatory inspections; the availability of sufficient financial resources; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.